                                                                EX-10.03

                          MARKETING    AGREEMENT

This Market Agreement (the "Agreement") is made by and between China Bull Management (the "INC") and Andrew Chien( “Chien”),a Connecticut resident, collectively the "Parties", on the twenty third day of November 2011.

Whereas the "INC" is a Nevada registered stock incorporation majority owned by Andrew Chien, with agency services specialized in financial area to serve the Chinese private companies going USA publicly listing on SEC filing, exhibits, informative conference, road show, lettering service etc., and “Chien” is operating his personal business as a financial consultant.

Now, therefore, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1. Chien agrees to recommend the services rendered by the "INC" to its customers.

2. Chien agrees to pay the "INC" at the fair market rate in case that Chien applies the services rendered by the "INC".

3. The "INC" agrees to deliver all services in compliance with all relative laws, regulations or rules on the time scheduled on the contracts to the customers directly, or the Chien.

4. Chien agrees not to do any job, which is in the scope of the services rendered by the "INC".

5. Chien agrees to help any market activity initiated by the "INC" voluntarily.

6. Termination will be effective thirty days following the date that one Party delivers written notice of termination to the other Party.

7. The parties agree to take their services liabilities directly without another party to involve in.

Agreed to and accepted as of the third day of November 23, 2011 by:

China Bull Management            Andrew Chien

/s/ Andrew Chien                           /s/ Andrew Chien

Andrew Chien, President